PLAN OF REORGANIZATION

AND PLAN OF LIQUIDATION

INDEMNIFICATION LETTER

The Huntington National Bank

41 South High Street

Columbus, Ohio 43215

October 8, 2015

The Huntington Funds

37 West Broad Street

Columbus, OH 43215

Dear Sir,

Reference is made to the Plan of Reorganization and Plan of Liquidation (the “Plans”) for the Huntington Funds (collectively, the “Funds”) adopted by The Huntington Funds Board of Trustees on September 3, 2015 in connection with the merger of the Huntington U.S. Treasury Money Market Fund into the Federated Treasury Obligations Fund and the liquidation of the Huntington Money Market Fund, respectively (the “Transactions”). In. the event that The Huntington Funds (the “Trust”), the Huntington Funds Board of Trustees as composed on the date of this letter (the “Board” and, individually, “Trustees”), or one or more Trustees are subject to any threatened, pending or completed examination, inquiry or administrative action by the Securities and Exchange Commission (the “SEC”) staff or other federal or state regulator or self-regulatory organization, including appeals (“Regulatory Action”) arising out of the Transactions, including the Board’s consideration and approval of the Transactions up to and including the closing of the Transactions, or, if the Trust, the Funds referenced herein, the Board or a Trustee becomes the subject of any threatened, pending or completed inquiry, request for infonnation, complaint, lawsuit or subpoena by any regulator, Fund shareholder or other party after the closing, including appeals (collectively, “Legal Action”), The Huntington National Bank (“HNB” or the “Bank”) shall be responsible for paying any costs or expenses associated with or arising from any Regulatory Action or Legal Action.

Costs and expenses may include, but are not limited to, expenses of legal counsel retained by the relevant Trustee or out-of-pocket expenses incurred by a Trustee in connection with any Regulatory Action or Legal Action, as well as insurance costs (including deductibles owed in connection with any claim), and any other expenses incurred as reasonably necessary, as determined solely by the Trustees, in order to respond to or comply with any Legal Action or Regulatory Action.

Costs and expenses, including accountants’ and counsel fees incurred by the Trustee (but excluding amounts paid in satisfaction of judgments, in compromise or as fmes or penalties), shall be paid from time to time by HNB in advance of the final disposition of a proceeding or the conclusion of any inquiry or matter relating to or arising out of the Transactions upon receipt by HNB of an undertaking by . or on behalf of the Trustee to repay amounts so paid by HNB if it is ultimately determined that the Trustee is not entitled to indemnification of such costs and expenses under this Agreement due to Disabling Conduct.

The Trustee shall be indemnified pursuant to this Agreement against any and all costs and expenses relating to or arising out of the Transactions unless (i) the Trustee is subject to such costs and expenses by reason of the Trustee’s not having acted in good faith in the reasonable belief that his action was in or not opposed to the best interests of the Trust, (ii) the Trustee is liable to the Trust or its shareholders by reason of the Trustee’s Disabling Conduct (as defined below) or (iii) in the case of a criminal proceeding, the Trustee had reasonable cause to believe that his or her conduct was unlawful, and, with respect to each of (i), (ii) and (iii), there has been a Final Adjudication (as defined below) in the relevant proceeding that the Trustee’s conduct fell within (i), (ii) or (iii).

“Disabling Conduct” shall mean the Trustee’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

“Final Adjudication” shall mean a final decision on the merits by court order or judgment of the court or other body before which a matter was brought, from which no further right of appeal or review exists.

A request by the Trustee for indemnification or advancement of costs and expenses shall be made in writing and shall be accompanied by such relevant documentation and information as is reasonably available to the Trustee.

If the foregoing correctly sets forth your understanding of the Agreement between the Trustees and HNB, please so indicate by signing and returning to the Trust the enclosed copy hereof. This Indemnification Letter may be executed in counterparts.

Very truly yours,

THE HUNTINGTON NATIONAL BANK

By:	/s/ Steven Short
Printed: Steven Short
Title: Executive Vice President

ACCEPTED THIS 8 DAY OF October, 2015

THE HUNTINGTON FUNDS

By:	/s/ Daniel Brewer
Daniel Brewer
President and Chief Executive Officer

ACCEPTED BY EACH OF THE UNDERSIGNED TRUSTEES BELOW ON THE DATES INDICATED:

/s/ Joseph L. Rezabek	10-16-15
Joseph L. Rezabek, Interested Trustee	Date

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